THIRD AMENDMENT

TO

ETF DISTRIBUTION AGREEMENT

This third amendment (this “Amendment”) to the ETF distribution agreement dated as of September 30, 2021 (the “Agreement”), by and between Strategy Shares (the “Trust”), and Foreside Fund Services, LLC (together with the Trust, the “Parties”), is effective as November
7, 2023.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement.

WHEREAS, pursuant to Section 8(b) of the Agreement, all amendments are required to be made in writing and executed by the Parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

STRATEGY SHARES By: /s/ Michael Schoonover	FORESIDE FUND SERVICES, LLC By: /s/Teresa Cowan
Michael Schoonover, President	Teresa Cowan, President

ETF DISTRIBUTION AGREEMENT

Exhibit A
As of November 7, 2023

Funds:

Strategy Shares Nasdaq 7HANDL™ Index ETF

Strategy Shares Newfound/ReSolve Robust Momentum ETF

Day Hagan/Ned Davis Research Smart Sector ETF

Strategy Shares Gold-Hedged Bond ETF

Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF

Day Hagan/Ned Davis Research Smart Sector International ETF